(d)(1)(D)(ii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2016

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2016, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Directed Services LLC and Voya Investors Trust (the “Agreement”), with respect to VY® BlackRock Inflation Protected Bond Portfolio (the “Portfolio”), a series of Voya Investors Trust, in the amount of 0.04% per annum.  By this letter, we agree to waive that fee for the period from May 1, 2016 through May 1, 2017.

Directed Services LLC acknowledges that any fees waived during the term of this letter shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President